Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of our report dated April 25, 2019 relating to the financial statements of Fidelity Investments Variable Annuity Account I, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 25, 2019, relating to the consolidated financial statements of Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers, LLP
Boston, Massachusetts
April 25, 2019